Exhibit 23.2
                                                Consent of Harry Winderman, Esq.


February 2, 1999

Board of Directors
Atlantic International Entertainment, Ltd.

Gentlemen:

         I have acted as counsel for Atlantic International Entertainment, Ltd. (the "Corporation") in connection with the registration on Form SB-2 (the "Registration Statement") of 1,216,667 shares of the Corporation's Common Stock, $.0001 par value per share registering the shares of Common Stock of the Selling Stockholders enumerated on Schedule "A" attached hereto.

         On the basis of such investigation as I deemed necessary, I am of the opinion that:

     (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware; and

     (2) the Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         I hereby consent to the use of my name under the heading "Validity of Shares of Common Stock" in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Harry Winderman
                                    -----------------------
                                    HARRY WINDERMAN, ESQ.